MERGER AGREEMENT

                                  BY AND AMONG

                               SOFTWARE.COM, INC.

                           SOFTWARE.COM STORAGE, INC.

                                       AND

                               bCANDID CORPORATION

                              Dated April ___, 2000


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I THE MERGER..........................................................2
      1.1       The Merger....................................................2
      1.2       Effective Time................................................2
      1.3       Effect of the Merger..........................................2
      1.4       Certificate of Incorporation; Bylaws..........................2
      1.5       Directors and Officers........................................2
      1.6       Effect on Capital Stock.......................................3
      1.7       Surrender of Certificates.....................................5
      1.8       Stock Options.................................................6
      1.9       Assumption of Warrants........................................7
      1.10      Repurchase Rights.............................................7
      1.11      No Fractional Shares..........................................7
      1.12      Tax Treatment.................................................7
      1.13      Accounting Treatment..........................................7
      1.14      Shares of Dissenting Stockholders.............................8
      1.15      Taking of Necessary Action; Further Action....................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................8
      2.1       Organization..................................................8
      2.2       Company Capital Structure.....................................9
      2.3       Subsidiaries..................................................9
      2.4       Authority.....................................................10
      2.5       No Conflict...................................................10
      2.6       Consents......................................................10
      2.7       Company Financial Statements..................................11
      2.8       No Undisclosed Liabilities....................................11
      2.9       No Changes....................................................11
      2.10      Tax Matters...................................................13
      2.11      Restrictions on Business Activities...........................15
      2.12      Title of Properties; Absence of Liens and
                Encumbrances; Condition of Equipment..........................15
      2.13      Intellectual Property.........................................16
      2.14      Agreements, Contracts and Commitments.........................19
      2.15      Interested Party Transactions.................................20
      2.16      Governmental Authorization....................................21
      2.17      Litigation....................................................21
      2.18      Accounts Receivable...........................................21
      2.19      Minute Books..................................................22
      2.20      Brokers' and Finders' Fees....................................22
      2.21      Employees; Employee Benefit Plans and Compensation............22
      2.22      Insurance.....................................................23
      2.23      Compliance with Laws..........................................23
      2.24      Complete Copies of Materials..................................23
      2.25      Tax-Free Reorganization and Purchase..........................23
      2.26      Required Vote.................................................23
      2.27      Disposition of bConnected.....................................24
      2.28      Disposition of Productbuzz Shares.............................24
      2.29      Company Review................................................24
      2.30      HSR Matters...................................................25
      2.31      Representations Complete......................................25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
              SUB.............................................................25
      3.1       Organization, Standing and Power..............................25
      3.2       Authority.....................................................25
      3.3       Capital Structure.............................................26
      3.4       SEC Documents; Parent Financial Statements....................26
      3.5       No Conflict...................................................27
      3.6       Consents......................................................27
      3.7       Tax-Free Reorganization.......................................27
      3.8       No Stockholder Vote Required..................................27
      3.9       No Material Adverse Change....................................28
      3.10      Litigation....................................................28
      3.11      Parent Review.................................................28
      3.12      Merger Sub....................................................29

ARTICLE IV ADDITIONAL AGREEMENTS..............................................29
      4.1       Conduct of Business of the Company............................29
      4.2       Access to Information.........................................31
      4.3       Confidentiality...............................................31
      4.4       Exclusivity...................................................32
      4.5       Expenses......................................................32
      4.6       Public Disclosure.............................................32
      4.7       Consents......................................................32
      4.8       FIRPTA Compliance.............................................32
      4.9       Reasonable Efforts............................................33
      4.10      Notification of Certain Matters...............................33
      4.11      Company's Accountants.........................................33
      4.12      Tax Treatment; Accounting Treatment...........................33
      4.13      Employee Benefits Matters.....................................33
      4.14      Bridge Notes..................................................34
      4.15      Tax Reporting.................................................34
      4.16      Blue Sky Laws.................................................34
      4.17      Assumptions of Options and Warrants...........................34
      4.18      Preferred Stock Conversion....................................34

ARTICLE V CONDITIONS TO THE MERGER............................................34
      5.1       Conditions to Obligations of Each Party to Effect
                the Merger....................................................34
      5.2       Additional Conditions to Obligations of the

                Company.......................................................35
      5.3       Additional Conditions to the Obligations of Parent
                and Merger Sub................................................36

ARTICLE VI INDEMNIFICATION....................................................37
      6.1       Indemnification of Indemnified Parties........................37
      6.2       Defense of Third Party Claims.................................38
      6.3       Direct Claims.................................................38
      6.4       Limitations...................................................39
      6.5       Matters Not Subject to Minimum Loss...........................40
      6.6       Escrow Arrangements...........................................40
      6.7       No Waiver Relating to Claims for Fraud........................40

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.................................41
      7.1       Termination...................................................41
      7.2       Effect of Termination.........................................42
      7.3       Amendment.....................................................42
      7.4       Extension; Waiver.............................................43

ARTICLE VIII THE SELLER REPRESENTATIVE........................................43
      8.1       Authorization of the Seller Representative....................43
      8.2       Compensation; Exculpation; Indemnity..........................45
      8.3       Removal and Replacement of Seller Representative;
                Successor Seller Representative; Action by

                Seller Representative.........................................45
      8.4       Reliance; Limitation as to Parent, Merger Sub
                and the Company...............................................46

ARTICLE IX GENERAL PROVISIONS.................................................46
      9.1       Notices.......................................................46
      9.2       Interpretation................................................47
      9.3       Counterparts..................................................48
      9.4       Entire Agreement; Assignment..................................48
      9.5       Severability..................................................48
      9.6       Other Remedies................................................48
      9.7       Governing Law.................................................49
      9.8       Rules of Construction.........................................49
      9.9       Specific Performance..........................................49
      9.10      Survival of Representations, Warranties and
                Agreement.....................................................49
      9.11      Headings......................................................49
      9.12      Waiver of Jury Trial..........................................50




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                                MERGER AGREEMENT

      This MERGER AGREEMENT (this "Agreement") is made and entered into April 25, 2000 among Software.com, Inc., a Delaware corporation ("Parent"), Software.com Storage, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and bCandid Corporation, a Delaware corporation (the "Company" and, together with Parent and Merger Sub, individually a "Party" and collectively the "Parties").

                                    RECITALS

      A. The Board of Directors of each Party believes it is in the best interests of each respective company and its stockholders that Parent acquire the Company through the statutory merger of the Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

      B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of the Company's (i) common stock (the "Company Common Stock") and (ii) Series A Preferred Stock (the "Company Preferred Stock," and together with the Company Common Stock, the "Company Stock"), each having a par value of $0.001 per share shall be converted into the right to receive shares of the common stock, par value $0.001 per share, of Parent ("Parent Common Stock").

      C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

      D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

      E. For federal income tax purposes, the Parties intend to adopt this Agreement as a plan of reorganization within the meaning of, and to cause the Merger to qualify as a reorganization under, Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      F. For financial accounting purposes, the Parties intend that the transactions under this Agreement (the "Transactions") will be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP") and the rules, regulations and interpretations of the Securities and Exchange Commission (the "SEC").

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time and pursuant to this Agreement and the applicable provisions of the Delaware General Corporation Law (the "Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 7.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than two business days following satisfaction or waiver of the conditions set forth in Article V, at the offices of Parent, 525 Anacapa Street, Santa Barbara, California 93101, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is referred to as the "Closing Date." On the Closing Date, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of Delaware (the "Certificate of Merger"). The date and time the Merger becomes effective in accordance with the Delaware Law is referred to as the "Effective Date" or "Effective Time."

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

          (b) The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The Merger Sub's officers immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company or any of their respective stockholders:

          (a) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Common Stock and Company Preferred Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time (the "Excluded Company Shares") shall be canceled and extinguished without any conversion thereof.

          (b) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall from and after the Effective Time evidence ownership of shares of capital stock of the Surviving Corporation.

          (c) Conversion of Company Stock. Subject to Section 1.11, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock held by Dissenting Stockholders) shall be converted into a fraction of a share of Parent Common Stock equal to the Exchange Ratio (as defined in Section 1.6(e)). All such Company Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate, (i) the Parent Common Stock to which such holder is entitled pursuant to this Section 1.6(c), (ii) certain dividends and other distributions in accordance with Section 1.6(d) and (iii) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.11, without interest (the "Merger Consideration"). Until surrendered as contemplated by Section 1.7, each Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1.6(c). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Stock or Parent Common Stock shall have been changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio with respect to such shares shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth in this Section 1.6(c).

          (d) Dividends and Distributions on Merger Consideration. No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate with respect to the Merger Consideration represented thereby until the holder of record of such Stock Certificate shall surrender such Stock Certificate in accordance with Section 1.7. Subject to the effect of applicable laws, following surrender of any such Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to such Merger Consideration has not occurred prior to the surrender of such Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate.

          (e) Certain Definitions. For purposes of this Agreement, the terms defined in this Section 1.6(e) shall have the meanings specified:

                  "Applicable Price" means the average of the closing prices of Parent Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation system, as reported in The Wall Street Journal, for the ten consecutive trading days immediately preceding the Closing; provided that if such average price is equal to or greater than $91.79, the Applicable Price shall be $91.79 and if such average price is equal to or less than $75.10, the Applicable Price shall be $75.10.

                  "bConnected" means the business, assets and liabilities of the Company's bConnected service, which is an e-business communications service provider that uses the Internet to help automate business processes and manage the flow of information among customers, suppliers and trading partners.

                  "Company Warrants" means the warrants to purchase shares of the Company Stock of which the number, termination date and exercise price are as listed on Schedule 1.6(e).

                  "Dissenting Stockholder(s)" means holder(s) of Company Common Stock who have validly perfected dissenters and appraisal rights under
      Section 262 of the Delaware Law.

                  "Exchange Ratio" means the quotient of (i) the number of shares of Parent Common Stock derived by dividing $70,000,000 by the Applicable Price, divided by (ii) the Total Diluted Company Shares.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, 16 C.F.R. Parts 801-803.

                  "Person(s)" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization or Governmental Entity.

                  "Productbuzz Shares" means the shares of Series A Preferred Stock of Productbuzz Inc. owned by the Company.

                  "Total Diluted Company Shares" means the sum of (i) the number of shares of Company Common Stock outstanding as of the Effective Time (excluding the Excluded Company Shares), (ii) the number of shares of Company Common Stock into which the Company Preferred Stock outstanding as of the Effective Time is convertible as of the Effective Time (excluding the Excluded Company Shares), (iii) the number of shares of Company Common Stock issuable upon the exercise of Company Options outstanding as of the Effective Time and for which the Company has any obligations as of the Effective Time to grant subsequent to the Effective Time (assuming for these purposes that all such Company Options are fully exercisable as of the Effective Time), (iv) the number of shares of Company Stock issuable upon the exercise of Company Warrants outstanding as of the Effective Time which would not otherwise terminate as a result of the Transactions and for which the Company has any obligation as of the Effective Time to grant subsequent to the Effective Time (assuming for these purposes that all such Company Warrants are fully exercisable as of the Effective Time), and
      (v) the number of shares of Company Common Stock (without duplication) for which all other derivative securities of the Company are exercisable for or convertible into, directly or indirectly, as of the Effective Time. Any unvested Company Options held by Company employees who will not be employees of the Company or Parent or its affiliates after Closing shall not be included in the above calculation.

     1.7 Surrender of Certificates.

          (a) Exchange Procedures. At the Closing, or as soon as practicable thereafter, (i) the holders of Stock Certificates shall surrender to Parent all certificates which immediately prior to the Effective Time represented all outstanding shares of Company Stock, (ii) upon such surrender of such Certificates the holder thereof shall be entitled to receive in exchange therefor a certificate representing the Merger Consideration represented thereby (less the Escrow Amount, which Parent shall deposit in an escrow account pursuant to Section 6.6) and cash in lieu of fractional shares in accordance with Section 1.11, without interest, and (iii) the Stock Certificates so surrendered shall forthwith be canceled. The "Escrow Amount" for each holder of one or more Stock Certificates shall equal the product of (1) the aggregate Merger Consideration represented thereby, and (2) 0.15.

          (b) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Stock Certificate so surrendered will have been properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required because of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (c) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof (including cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

          (d) Lost, Stolen or Destroyed Stock Certificates. If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person or entity of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, and, if applicable, cash in lieu of fractional shares and unpaid dividends and other distributions on any Merger Consideration deliverable in respect thereof under this Agreement.

     1.8 Stock Options.

          (a) Assumption of Options. At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding stock option of the Company outstanding at the Effective Time (the "Company Options") shall be assumed by Parent and become an option to purchase that number of shares of Parent Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such option by the Exchange Ratio, rounded down to the nearest whole share, at an exercise price per share equal to the per share exercise price of such option divided by the Exchange Ratio, rounded up to the nearest tenth of a cent, and otherwise upon the same terms and conditions as such outstanding options to purchase Company Common Stock, including to the extent such options were incentive stock options; provided, however, that in the case of any option to which Section 421 of the Code applies because of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code. Any unvested Company Options held by those persons no longer employed with the Company as of the Closing shall not be subject to any further vesting.

          (b) Acceleration of Options. Immediately prior to the Closing, Company Options held by Company employees that have not vested in 25% of the Company Options as of the Closing shall be accelerated such that the first 25% of such Company Options shall become vested and exercisable immediately prior to Closing.

          (c) Reservation of Shares. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by Parent pursuant to Section 1.8(a).

          (d) Form S-8. Within 30 days after Closing, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to Company Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (e) Amendments to Plans. Subject to the terms of this Section 1.8, each of the Company stock option plans providing for the issuance or grant of options in respect to the stock of Company shall be assumed as of the Effective Time by Parent with such amendments thereto as may be required to reflect the Merger, including the substitution of Parent Common Stock for Company Common Stock thereunder.

     1.9 Assumption of Warrants.

          (a) At the Effective Time, automatically and without any action on the part of the holder thereof, Parent shall assume each Company Warrant remaining outstanding following the Merger and it shall become a warrant to purchase that number of shares of Parent Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such warrant by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such warrant divided by the Exchange Ratio, rounded up to the nearest tenth of a cent, and otherwise upon the same terms and conditions as the applicable warrant.

          (b) Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Warrants assumed by Parent pursuant to Section 1.9(a).

     1.10 Repurchase Rights. Any rights of the Company to repurchase shares of Company Common Stock will remain in effect after the Closing and will become rights of Parent to repurchase shares of Parent Common Stock issued as Merger Consideration.

     1.11 No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of fractional shares of Parent Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled by the closing sale price of Parent Common Stock on the trading day prior to the Effective Time.

     1.12 Tax Treatment. The Parties intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

     1.13 Accounting Treatment. The Parties intend that the Merger will be accounted for as a "purchase" in accordance with GAAP and the rules, regulations and interpretations of the SEC.

     1.14 Shares of Dissenting Stockholders. Any issued and outstanding shares of Company Common Stock a Dissenting Stockholder holds shall be converted into the right to receive such consideration from the Company as may be determined to be due to such Dissenting Stockholder pursuant to the Delaware Law; provided, however, shares of Company Common Stock outstanding at the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw their demand for purchase or lose their right of purchase as provided in the Delaware Law, shall be deemed to be converted, as of the Effective Time, into the right to receive the shares of Parent Common Stock, dividends and distribution, if any, in accordance with Section 1.6(d), and cash in lieu of fractional shares in accordance with Section 1.11, without interest. The Company shall give Parent (A) prompt notice of any written demands it receives for purchase, withdrawals of demands for purchase and any other instruments served pursuant to Section 262 of the Delaware Law, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for purchase under
Section 262 of the Delaware Law. All consideration paid to Dissenting Stockholders pursuant to this Section 1.14 and Section 262 of the Delaware Law shall be paid by the Company and not Parent or Merger Sub, provided, that the Company will not voluntarily make any payment with respect to any such demands for purchase and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

     1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Merger Sub shall cause them to take, all such lawful and necessary action.

                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedules (referencing the appropriate section numbers) supplied by the Company to Parent and attached hereto as Schedule 1 (the "Disclosure Schedules"), as follows. All references to the Company in this Article II shall refer to the Company and each of its wholly-owned subsidiaries.

     2.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to be so qualified could have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (with reference to the Company or Parent, as applicable, hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct officially certified copy of its Certificate of Incorporation and Bylaws (together, the "Charter") to Parent.

     2.2 Company Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock of which (A) 6,687,091 shares are issued and outstanding, (B) 1,758,000 shares are reserved for issuance under Company Options approved from time to time by the Board under the Company's stock option plan, and (C) 2,000,000 shares are reserved for issuance upon conversion of the Company Preferred Stock; and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company of which as of the date hereof (A) 2,200,000 shares have been designated Series A Preferred Stock, 2,000,000 of which are issued and outstanding and 119,998 of which are reserved for issuance upon exercise of Company Warrants and
(B) 2,800,000 shares of preferred stock of the Company remain undesignated. All issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of or subject to any preemptive right that was not validly waived, or other rights to subscribe for or purchase shares, and are owned of record on the date hereof, by the holders set forth in Schedule 2.2 (the "Holders") free and clear of any pledge, lien, security interest, encumbrance, claim or other equitable or third-party interest. As of the date of this Agreement, options to purchase 1,758,000 shares of Company Common Stock are granted and outstanding and are held by the optionees set forth in Schedule 2.2, and options to purchase 616,394 shares of Company Common Stock are fully vested. Other than the shares of Company Stock owned by the Holders, there are no other outstanding interests, existing or contingent or direct or indirect, in Company Common Stock. Other than the Preferred Stock, the Company Options and the Company Warrants, as contemplated by Sections 1.8(b) and 5.3(g), and the conversion of the outstanding promissory notes in the aggregate principal amount of $2,724,956 into shares of Company Common Stock at a value of $4.00 per share (the "Note Conversion") there are no rights ("Company Rights") of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such rights, including in favor of employees of the Company.

     2.3 Subsidiaries. Except for its wholly-owned subsidiaries, ISP News, Inc. and HighWind Software, Inc., its interest in bConnected and its ownership of Productbuzz Shares, the Company does not have and has never had any subsidiaries or affiliated companies or any ownership interest(s) in any other Person, and does not otherwise own and has never otherwise owned any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Company holds of record and beneficially owns all of the outstanding stock of ISP News, Inc. and HighWind Software, Inc. (the "Subsidiary Stock"), free and clear of any encumbrances (other than restrictions under the Securities Act and state securities laws). None of the issued and outstanding shares of Subsidiary Stock was issued in violation of or subject to any preemptive right or other rights to subscribe for or purchase shares. The Company will distribute the Productbuzz Shares to the Company's stockholders prior to the Closing.

     2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and, other than obtaining stockholder approval, no further action is required on the part of the Company to authorize the Merger, this Agreement, the Related Agreements and the Transactions. This Agreement, the Escrow Agreement and the Registration Rights Agreement (the "Related Agreements") have been or will be duly executed and delivered by the Company if a party thereto and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute or, when executed and delivered by the Company or the other Parties, will constitute, the valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.5 No Conflict. The execution and delivery by the Company of the Related Agreements to which the Company is a party do not, and, the consummation of the Transactions thereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a "Conflict") under (i) any provision of the Charter, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not impair the ability of the Company to consummate the Transactions.

     2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other U.S. federal, state, province, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings (i) as may be required under applicable securities laws, (ii) as are set forth in Schedule 2.6, and
(iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on the Company or its prospects or impair its ability to consummate the Transactions.

     2.7 Company Financial Statements.

          (a) Schedule 2.7(a) includes the Company's unaudited financial statements (balance sheets, income statements and cash flows) as of and for the calendar year ended December 31, 1999, 1998 and 1997, as applicable, and (b) the Company's unaudited financial statements (balance sheets, income statements and cash flows) as of and for the three months ended March 31, 2000 (the "Balance Sheet Date"), and the notes thereto, accompanied by the reports thereon of KPMG LLP, independent public accountants (collectively, the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and are complete and have been prepared on the accrual basis accounting method (exclusive of analysis of detailed software revenue recognition principles), applied on a basis consistent throughout the periods indicated. Each of the Financial Statements (including any notes thereto) was prepared in accordance with GAAP consistently applied throughout the periods indicated, subject in respect of unaudited Company Financial Statements to year-end audit adjustments and the absence of notes, which will not be material individually or in the aggregate. The Financial Statements present fairly in all material respects the financial position, operating results and cash flows of the Company as of the dates and for the periods indicated therein. The balance sheet of the Company as of the Balance Sheet Date is hereinafter referred to as the "March Balance Sheet." There shall be no capitalized software development costs recorded in the Financial Statements or the March Balance Sheet. The March Balance Sheet does not include any reserves, write-offs or non-recurring charges in an amount that is inconsistent with the Company's past practices.

     2.8 No Undisclosed Liabilities. Except as reflected or reserved against in the March Balance Sheet or as disclosed on Schedule 2.8, neither (a) as of the Balance Sheet Date, to the Company's knowledge the Company did not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), which in the aggregate exceeded $50,000, nor (b) to the Company's knowledge, has the Company incurred any such liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement since the Balance Sheet Date, except for liabilities incurred in the Ordinary Course of Business that, in the aggregate, do not exceed $50,000.

     2.9 No Changes. Since the Balance Sheet Date to the date of this Agreement, except as set forth on Schedule 2.9, there has not been, occurred or arisen any:

          (a) transaction by the Company except in the Ordinary Course of Business as conducted on that date and consistent with past practice ("Ordinary Course of Business") except as contemplated by Sections 2.27 and 2.28 and the issuance of the Company Warrants in connection with the Note Conversion (the "Warrant Issuance");

          (b) capital expenditure or commitment for capital expenditure by the Company, either individually or in the aggregate, exceeding $50,000;

          (c) destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance) or loss of any business or customers of the Company that (i) accounted for $50,000 or more of the Company's revenues for fiscal year 1999 or (ii) is projected to account for $50,000 or more of the Company's projected revenue for fiscal year 2000;

          (d) except as specifically requested by Parent, change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (e) except as specifically requested by Parent, revaluation by the Company of any of the assets carried on the March Balance Sheet, other than depreciation as required by GAAP;

          (f) declaration, setting aside or payment of any dividends on or any other distribution (whether in cash, stock or property) in respect of any Company Stock or profits, or any split, combination or reclassification of Company Stock or the issuance or authorization of the issuance of any securities in respect of, in lieu of or in substitution for any share in the stated capital of the Company, or the repurchase, redemption or other acquisition, directly or indirectly, of any Company Stock or any Company Rights, other than (i) in connection with the Company's repurchase right under stock purchase or stock option agreements with employees or consultants at cost or (ii) as contemplated by Sections 2.27 and 2.28;

          (g) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration or payment, or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such Person, except as made in the Ordinary Course of Business;

          (h) sale, lease, license or other disposition of any of the assets or properties of the Company, except as contemplated by Sections 2.27 and 2.28 and except licenses of software pursuant to the Company's standard license agreement in the Ordinary Course of Business;

          (i) amendment, termination, violation by the Company, or, to the Company's knowledge, violation of a counterparty of any material contract, agreement or license to which the Company is a party or by which it is bound, other than termination by the Company pursuant to the terms thereof in the Ordinary Course of Business;

          (j) loan by the Company to any Person, other than advances to its employees for travel and business expenses in the Ordinary Course of Business, or incurrence by the Company of any indebtedness other than trade debt in the Ordinary Course of Business, guaranty by the Company of any indebtedness or debt securities of others, or issuance or sale of any debt securities of the Company;

          (k) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, exceeding $20,000 in the aggregate;

          (l) commencement or notice, or to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding by or against the Company, or of any investigation of the Company or its affairs;

          (m) to the Company's knowledge, any claim of ownership by a third party of any Intellectual Property Asset or infringement by the Company of any third party's intellectual property rights;

          (n) issuance or sale by the Company of any Company Stock, Company Rights or any other securities of the Company, except pursuant to the Warrant Issuance, the Company's stock option plan or upon exercise or conversion of exercisable or convertible securities and except as contemplated by Sections 1.8(b) and 5.3(g);

          (o) change in pricing or royalties set or charged by the Company other than in the Ordinary Course of Business; or

          (p) any other event or condition of any character that has had or the Company believes could be reasonably expected to have a Material Adverse Effect on the Company.

     2.10 Tax Matters.

          (a) Definition of Taxes. For this Agreement, "Tax" or, collectively, "Taxes," means (i) any and all federal, state, province, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, goods and services, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts, including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits. Except as set forth on Schedule 2.10:

          (i) As of the Effective Time, the Company and each member of any affiliated, combined, consolidated, unitary or similar group of corporations of which the Company is or was a member will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") due as of the Effective Time relating to any and all Taxes concerning or attributable to the Company or its operations or attributable to any member or the operations of any member of any affiliated, combined, consolidated, unitary or similar group of corporations of which the Company is or was a member, and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

          (ii) All Taxes due and payable by the Company and each member of any affiliated, combined, consolidated, unitary or similar group of corporations of which the Company is or was a member have been timely paid. The Company and each member of any affiliated, combined, consolidated, unitary or similar group of corporations of which the Company is or was a member have timely withheld and paid all taxes required to have been held withheld and paid in connection with amounts paid to any employee, creditor, independent contractor or third party. The Company and each member of any affiliated, combined, consolidated, unitary or similar group of corporations of which the Company is or was a member as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld and timely remitted all income taxes and other Taxes required to be withheld and remitted. Neither the Company nor any member of any affiliated, combined, consolidated, unitary or similar group of corporations of which the Company is or was a member has any deferred intercompany gains or an excess loss account.

          (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency or reassessment outstanding, assessed, notified or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return is currently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

          (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the March Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations (except for liabilities which need not have been accrued or reserved against in accordance with GAAP as of the date of such Balance Sheet).

          (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of the Company's incorporation.

          (vii) Except for liens for Taxes not yet due and payable, there are no liens, pledges, mortgages, charges, adverse claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes.

          (viii) As of the Effective Time, the Company will not be a party to any contract, agreement, plan or arrangement, including the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162(m) of the Code.

          (ix) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (x) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement. Neither the Company nor any of its subsidiaries has any liability for unpaid taxes as a result of being or having been a member of a consolidated, combined, unitary or similar group of corporations.

          (xi) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (xii) To the extent required to determine its future amortization, depreciation and other federal income tax deductions, the Company's tax basis in its assets is accurately reflected on the Company's tax books and records.

          (xiii) The Company has never been a member of an affiliated group (as defined in Section 1504 of the Code or any similar provision of any state tax law) or filed or been included on a combined, consolidated or unitary Return other than the affiliated group of which the Company is the common parent and the Company has no liability for any taxes of any other taxpayer as a result of being included in a combined, consolidated or unitary Return.

          (xiv) The Company has valued the Productbuzz Shares at $3,150,000, which represents the fair market value of such shares on the date hereof.

          (xv) The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6661 of the Code.

     2.11 Restrictions on Business Activities. There is no agreement (noncompetition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or which is otherwise binding upon the Company that has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, or the conduct of any business activities by the Company.

     2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

          (a) Schedule 2.12(a) contains a complete and accurate list of all real property owned or leased by the Company (the "Schedule 2.12 Property").

          (b) Except as disclosed in Schedule 2.12(b), there are no existing contracts or other agreements relating to the Schedule 2.12 Property to which the Company is a party (the "Leases"), and the Company has delivered to Parent or counsel of Parent true and complete copies of all of the Leases.

          (c) Except as disclosed in Schedule 2.12(c), the Company is not in default under the Leases, nor is there any event, which with notice or lapse of time, or both, would constitute a default thereunder by the Company.

          (d) The equipment and other tangible personal property owned or leased by the Company, except such equipment and other tangible personal property which relates to the bConnected business, (i) is adequate for the conduct of its business as currently conducted, (ii) is in good operating condition, subject to normal wear and tear, and (iii) has been reasonably maintained.

2.13  Intellectual Property.

          (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes any rights the Company may have to claim ownership of or to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any of the following:

               (i) the names "bCandid Corporation," "bCandid," "HighWind Software" and its design mark, "Cyclone Newsrouter," "Typhoon Newserver," "Breeze Newserver," "Twister Discussion Server," "B" and its design mark, and all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications to register any trademarks that are material to the operation of its business as currently conducted (collectively, "Marks");

               (ii) all patents and patent applications that are owned by or assigned to the Company and used in its business as currently conducted (collectively, "Patents");

               (iii) all copyrights in both published works and unpublished works that are material to the operation of its business as currently conducted (collectively, "Copyrights"); and

               (iv) all know-how, confidential information, customer lists, technical information, data, process technology, plans, drawings, and blue prints that qualify as trade secrets under the Uniform Trade Secrets Act used in and material to its business as currently conducted (collectively, "Trade Secrets").

          (b) Agreements. Schedule 2.13(b) contains a complete and accurate list of all material contracts pursuant to which the Company has licensed rights in any of the Intellectual Property Assets or Software to which the Company is a party or by which the Company is bound, except for any license for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There is no existing dispute with respect to any such agreement nor, to the knowledge of the Company, has any such dispute been threatened.

          (c) Software. Schedule 2.13(c) contains a complete and accurate list of all computer software developed by or for the Company that are included within the Company's products or used by the Company to provide commercial services to third parties and that are material to the operation of its business as currently conducted (collectively referred to as the "Software"). Except as set forth on Schedule 2.13(c) or Schedule 2.13(f), (i) all Software is owned by the Company free and clear of any Liens and no contractor, consultant or other third party has any claim of ownership in or to the Software, and (ii) any and all rights to the Software shall be transferred to the Surviving Corporation at the Effective Time.

          (d) Trade Secrets.

               (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

               (ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

               (iii) To the Company's knowledge, the Company has rights to use the Trade Secrets and the Trade Secrets have not been used (except where consideration has been received therefor), divulged, or appropriated (except under an enforceable confidentiality agreement) either for the benefit of any third party or to the detriment of the Company. No third party has asserted an adverse claim against any Trade Secret or to the Company's knowledge has been challenged or threatened in any way.

          (e) Third Party Developers. Schedule 2.13(e) contains a complete and accurate list of any third party originators, developers or programmers, contractors or agents, who have written any portion of or contributed to any development of the Software and who were not employees of the Company at such time (collectively referred to as the "Developers").

          (f) Toolkits, Reused Code and Third-Party Software. Schedule 2.13(f) of the Company Disclosure Schedule contains a complete and accurate list of all software products incorporated into the Software that was not specifically written or developed for use in the Software that the Company has licensed from a third party for incorporation in the Software (the "Preexisting Code"). Upon consummation of the Merger, the Surviving Corporation shall have at least a non-exclusive right to use any such Preexisting Code and there are no third-party rights to such Preexisting Code that will materially interfere with the Surviving Corporation's ownership and use of the Software.

          (g) Know-How Material to the Business.

               (i) The Intellectual Property Assets are sufficient for the operation of the Company's businesses as currently conducted. The Company either owns or has adequate rights in the Intellectual Property Assets, free and clear of all Liens, sufficient to operate its business as currently conducted.

               (ii) Except as set forth on Schedule 2.13(g), all former and current employees of the Company that have made, created or developed any material portion of the Intellectual Property Assets or Software (the "Employees") have executed written agreements with the Company that assign to the Company all rights to any Intellectual Property Assets and Software relating to the business of the Company that are created by such employee while employed by the Company. To the Company's knowledge, no Employee has entered into any agreement that requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.

          (h) Patents.

               (i) Schedule 2.13(h) contains a complete and accurate list and summary description of all Patents. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Liens.

               (ii) To the Company's knowledge, none of the products manufactured and sold by the Company infringes or is alleged to infringe any patent or other proprietary right of any third party. To the Company's knowledge, there is no patent of any third party that interferes or would be likely to interfere in either case such that a license would be required for the Company's use of any Intellectual Property Asset.

          (i) Trademarks.

               (i) Schedule 2.13(i) contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Liens.

               (ii) All Marks that have been registered with the United States Patent and Trademark Office or with a corresponding state office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications, except where failure to comply would not have a Material Adverse Effect on the Marks), and are not subject to any maintenance fees or taxes or actions imposed or issued by the United States Patent and Trademark Office falling due within ninety days after the Closing Date.

               (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation proceeding before the United States Patent and Trademark Office and, to the knowledge of the Company, no such proceeding is threatened with respect to any Marks.

               (iv) To the Company's knowledge, no Mark is infringed or has been challenged or threatened in any way. To the Company's knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

               (v) All products and materials distributed by the Company in commerce containing a Mark bear the proper legal notice where permitted by law and where any failure to do so would have a Material Adverse Effect on the Company's business.

          (j) Copyrights.

               (i) The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens.

               (ii) All the Copyrights that have been registered are currently in compliance with formal legal requirements, and are not subject to any maintenance fees or taxes or actions imposed or issued by the United States Copyright Office falling due within ninety days after the Closing Date.

               (iii) To the Company's knowledge, no Copyright is infringed or has been challenged or threatened in any way. To the Company's knowledge, none of the expression comprising any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

               (iv) All works encompassed by the Copyrights that have been distributed by the Company in commerce have been marked with the proper copyright notice, except where any failure to do so would not have a Material Adverse Effect on the Company's business.

     2.14 Agreements, Contracts and Commitments.

          (a) As of the date hereof, except as may relate to the bConnected business and except as set forth on Schedule 2.14(a), the Company does not have any continuing obligations under, nor is it a party to or bound by:

               (i) any collective bargaining agreement, or any contract with or commitment to any trade union, employee bargaining agent or affiliated bargaining agent, and the Company has not conducted any negotiations with respect to enter into any such contracts or commitments,

               (ii) any agreement or arrangement that contains any severance pay or post-employment liability or obligation or is otherwise required by statute or case law to provide any of the foregoing,

               (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plan or arrangement,

               (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson, or any consulting or sales agreement, contract or commitment with a firm or other organization,

               (v) any agreement or plan, including any stock option plan, share appreciation rights plan or share purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions,

               (vi) any fidelity or surety bond or completion bond,

               (vii) any lease of personal property,

               (viii) any agreement of indemnification or guaranty, other than intellectual property indemnification to customers in the Ordinary Course of Business,

               (ix) any agreement or contract containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any Person,

               (x) any agreement or contract relating to capital expenditures and involving future payments in excess of $50,000,

               (xi) any agreement or contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the Ordinary Course of Business,

               (xii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

               (xiii) any purchase order or contract for the purchase of raw materials, other than purchase orders made in the Ordinary Course of Business and involving not more than $50,000,

               (xiv) any distribution, joint marketing or development agreement, or

               (xv) any other agreement or contract that involves $50,000 or more or is not cancelable without penalty within 30 days.

          (b) Except as noted in Schedule 2.14(b), the Company has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any agreement or contract required to be set forth in Schedule 2.14(a), (any such agreement or contract referenced in the preceding clause, a "Contract"), nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, the giving of notice or both. Each Contract is, to the knowledge of the Company, in full force and effect and, except as otherwise disclosed in Schedule 2.14(b), is not subject to any default, of which the Company is aware, by any party obligated to the Company pursuant thereto.
Schedule 2.14(b) lists all consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or that are required to be obtained in order for such Contract to remain in effect without modification after the Merger.

     2.15 Interested Party Transactions. Except as disclosed on Schedule 2.15, no officer, director, employee or holder of Company Stock (or any spouse or member of the immediate family of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had a material interest), has, directly or indirectly, (i) an interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell in an amount in excess of $10,000 per year, (ii) any interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services in an amount in excess of $10,000 per year or (iii) a beneficial interest in any Contract set forth on Schedules 2.14(a) or 2.14(b); provided, that passive ownership of no more than 5% of the outstanding stock of a corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

     2.16 Governmental Authorization. Schedule 2.16 accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of its business or the holding of any such interest (herein collectively called "Authorizations"). All Authorizations are in full force and effect and constitute all Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

     2.17 Litigation. (i) As of the date hereof, there is no action, suit, claim, proceeding or arbitration of any nature pending or, to the Company's knowledge, threatened against or directly affecting the Company or any of its properties or any of its officers, directors or stockholders in respect of the Company; and (ii) there is no action, suit, claim, proceeding or arbitration of any nature pending or, to the Company's knowledge, threatened against or directly affecting the Company or any of its properties or any of its officers, directors or stockholders in respect of the Company, that could reasonably be expected to have a Material Adverse Effect on the Company or its prospects, if adversely determined. To the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers, directors or stockholders in respect of the Company by or before any Governmental Entity. No Governmental Entity has at any time, in writing, challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.18 Accounts Receivable.

          (a) Set forth in Schedule 2.18(a) is a list of all accounts receivable of the Company reflected on the March Balance Sheet ("Accounts Receivable") along with a range of days elapsed since invoice as of the date of the March Balance Sheet. All Accounts Receivable of the Company (i) arose in the Ordinary Course of Business, (ii) represent bona fide indebtedness incurred by the applicable account debtors in the amounts invoiced by the Company and stated on its books and records, subject to collection, and (iii) are not, to the knowledge of the Company, subject to any defenses, counterclaims or claims for set off. The reserves against the Accounts Receivable have been established in accordance with GAAP, and based upon a review of such Accounts Receivable, the Company reasonably believes such reserves to be adequate. No Person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made in writing with respect to any of such Accounts Receivable except in the Ordinary Course of Business. No such Accounts Receivable is owed by a Person that, to the Company's knowledge, has sought the protection of any bankruptcy or insolvency law or is the subject of any dispute as to payment.

          (b) The Company does not have, in the aggregate, any inventory in excess of $5,000.

     2.19 Minute Books. The minute books of the Company made available to Parent or counsel for Parent are the only minute books of the Company and contain an accurate summary of all formal meetings of directors (and committees thereof) and stockholders or actions by written consent since the formation of the Company.

     2.20 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Related Agreements or any Transaction.

     2.21 Employees; Employee Benefit Plans and Compensation. Schedule 2.21 lists each of the following which is sponsored, maintained or contributed to by, or under which there is any liability of, the Company and which is for the benefit of any current or former employee, officer, director, agent, consultant or similar representative to the Company: (i) all employee benefit plans, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including employee benefit plans (such as foreign plans) which are not subject to the provisions of ERISA (each an "Employee Plan") and (ii) each personnel policy, stock option plan, stock purchase plan, stock appreciation right plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employee agreement, cafeteria plan, education assistance plan, dependent care assistance plan and each other employee benefit plan, agreement, arrangement or program (each a "Program" or "Arrangement"). With respect to any employee benefit plan, within the meaning of
Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by the Company or any member of the Controlled Group of Corporations (as defined in Section 1563 of the Code) of which the Company is part, (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, (b) no liability to the Pension Benefit Guarantee Corporation has been incurred by the Company or any member of the Controlled Group of Corporations of which the Company is part, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or
Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. With respect to any Employee Plan, such plan has been funded and maintained in material compliance with all laws applicable thereto and the requirements of such plan's governing documents.

     2.22 Insurance. Schedule 2.22 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. Such insurance policies are customary for similarly situated companies and reasonably satisfactory to ensure the Company against the risks associated with its business. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There has been no threatened termination in writing of, or premium increase outside the Ordinary Course of Business with respect to, any of such policies.

     2.23 Compliance with Laws. The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of violation with respect to, any foreign, federal, state, province or local statute, law or regulation (including any federal, state, foreign or local law, rule or regulation, or any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including those relating to (A) releases or threatened releases of hazardous substances or materials containing hazardous substances or (B) the manufacture, handling, transport, use, treatment, storage or disposal of hazardous substances or materials containing hazardous substances) with respect to the conduct of its business, or the ownership or operation of its business, assets or properties.

     2.24 Complete Copies of Materials. The Company has delivered to Parent true and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in the Disclosure Schedules or that has been requested by Parent or its counsel.

     2.25 Tax-Free Reorganization and Purchase. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action or failed to take any action which action or failure would prevent the Merger and the other Transactions from being treated for financial accounting purposes as a Purchase Transaction or would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

     2.26 Required Vote. The only vote of the holders of any class or series of the Company's capital stock that will be necessary to consummate the Merger and the other Transactions are as contemplated by the written consent attached as
Exhibit 2.26.

     2.27 Disposition of bConnected. Upon consummation of the disposition of bConnected, the Company will have no assets, liabilities or obligations, whether known or unknown, absolute or contingent, accrued or unaccrued, relating to or arising out of the ownership or operation of bConnected.

     2.28 Disposition of Productbuzz Shares. The Company's disposition of Productbuzz Shares will be reported for tax purposes by the Company and its stockholders at fair market value. As of the Effective Time, the Company will not have any assets, liabilities or obligations, whether known or unknown, absolute or contingent, accrued or unaccrued, relating to or arising out of the disposition or ownership of the Productbuzz Shares or arising out of the ownership or operation of Productbuzz Inc. After the dispositions contemplated by Sections 2.27 and 2.28, the Company will own the rights, title and interest to all tangible and intangible assets, including Intellectual Property Assets, necessary for the conduct of its business as currently conducted except as may exclusively relate to the conduct of the bConnected business.

     2.29 Company Review. The Company acknowledges that:

          (a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Parent Common Stock contemplated by this Agreement;

          (b) (i) it has had the opportunity to visit with the representative officers and other representatives of Parent to discuss the business and assets, liabilities, financial condition, cash flow and operations of Parent, and (ii) it has received all materials, documents and other information that it deems necessary or advisable to evaluate the Merger Consideration and the Transactions;

          (c) it has made its own independent examination, investigation, analysis and evaluation of Parent, including the Company's own estimate of the value of the Merger Consideration; and

          (d) it has undertaken such due diligence (including a review of the assets, properties, liabilities, books, records and contracts of Parent) as the Company deems adequate, including that described above.

          (e) Nothing in Sections 2.29(a) through 2.29(d) shall preclude the Company from relying on the representations, warranties, covenants and agreements herein or from pursuing its remedies with respect to a breach thereof.

     2.30 HSR Matters. The Company warrants and represents that, within the meaning of the HSR Act, both as of the time of execution of this Agreement and as of the Closing Date: (a) no Person holds 50% or more of the outstanding voting securities, or has the right by contract to appoint 50% or more of the members of the board of directors, of the Company; and (b) the Person within which the Company is included (i) is not engaged in manufacturing; and (ii) has less than $10,000,000.00 in total assets and less than $100,000,000.00 in annual net sales.

     2.31 Representations Complete. None of the representations or warranties made in this Article II (as modified by the Disclosure Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement contains, as of the date hereof, any untrue statement of a material fact, or omits, as of the date hereof, to state any material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no event, fact or condition that materially and adversely affects the business, assets, financial condition or results of operations of the Company, or that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Disclosure Schedules.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1 Organization, Standing and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Neither Parent nor Merger Sub is in violation of any provision of its Certificate of Incorporation or Bylaws.

     3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement, the Employment Agreements (as defined in Section 5.3(e)) and the Related Agreements and to consummate the Transactions. The execution and delivery of this Agreement, the Employment Agreements and the Related Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further action is required on the part of Parent or Merger Sub to authorize the Merger, this Agreement, the Employment Agreements, the Related Agreements and the Transactions. This Agreement, the Employment Agreements and the Related Agreements have been or will be duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3 Capital Structure.

          (a) The authorized stock of Parent consists of 150,000,000 shares of Parent Common Stock, of which 43,964,627 shares were issued and outstanding as of March 21, 2000, and 5,000,000 shares of Preferred Stock, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens other than any liens created by or imposed upon the holders thereof, and were not issued in violation of or subject to any preemptive right, or other rights to subscribe for or purchase shares.

          (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

     3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for all periods subsequent to June 24, 1999, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and none of the SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC and copies of such documents have been made available to the Company or counsel for the Company. None of the SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such SEC documents became effective under the Securities Act. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). Parent has timely filed all forms, reports and documents required to be filed with the SEC since it became subject to the requirements of the Exchange Act under the Securities Act, or the Exchange Act and the rules and regulations thereunder.

     3.5 No Conflict. The execution and delivery by the Company and Merger Sub of this Agreement, the Related Agreements and the Employment Agreements does not, and the consummation of the Transactions will not result in a Conflict with
(i) any provision of the Charter of Parent or Merger Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or Merger Sub is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not impair the ability of Parent or Merger Sub to consummate the Transactions.

     3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with Parent or Merger Sub (so as not to trigger any Conflict), is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement, the Employment Agreements and the Related Agreements or the consummation of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings (i) as may be required under applicable securities laws, (ii) as are set forth in Schedule 3.6, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent or impair Parent's or Merger Sub's ability to consummate the Transactions.

     3.7 Tax-Free Reorganization. Neither Parent, Merger Sub nor, to the knowledge of Parent and Merger Sub, any of their affiliates have taken or agreed to take any action or failed to take any action which action or failure would prevent the Merger from constituting a reorganization under section 368(a) of the Code.

     3.8 No Stockholder Vote Required. No vote of the stockholders of Parent is required by law, Parent's Charter or otherwise for Parent and Merger Sub to enter into this Agreement and the Related Agreements and to consummate the Merger and the Transactions.

     3.9 No Material Adverse Change. Since December 31, 1999, Parent has conducted its business in the Ordinary Course and there has not occurred any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent or any other event or condition of any character that has had a Material Adverse Effect on Parent.

     3.10 Litigation. There is no action, suit, claim, proceeding or arbitration of any nature pending or threatened against the Parent or any of its properties or any of its officers, directors or stockholders in respect of the Parent that would, individually or in the aggregate, cause a Material Adverse Effect on Parent. There is no investigation pending or threatened against the Parent, its properties or any of its officers, directors or stockholders in respect of the Parent by or before any Governmental Entity that would cause a Material Adverse Effect on Parent. No Governmental Entity has at any time challenged or questioned the legal right of the Parent to manufacture, offer or sell any of its products in the present manner or style thereof.

     3.11 Parent Review. Parent acknowledges that:

          (a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Company Stock contemplated by this Agreement, and is able to bear the economic risk of such purchase for an indefinite period of time;

          (b) (i) it has had the opportunity to visit with the representative officers and other representatives of the Company to discuss the business and assets, liabilities, financial condition, cash flow and operations of the Company, and (ii) it has received all materials, documents and other information that it deems necessary or advisable to evaluate the Company and the purchase of the Company Stock;

          (c) it has made its own independent examination, investigation, analysis and evaluation of the Company and the Company Stock; and

          (d) it has undertaken such due diligence (including a review of the assets, properties, liabilities, books, records and contracts of the Company) as Parent deems adequate, including that described above.

          (e) Nothing in Sections 3.11(a) through 3.11(d) shall preclude Parent from relying on the representations, warranties, covenants and agreements herein or from pursuing its indemnification remedies with respect to a breach thereof.

     3.12 Merger Sub. Merger Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Merger Sub has not conducted any business activities and does not have any material liabilities or obligations.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

     4.1 Conduct of Business of the Company. From the date of this Agreement until the earlier of (i) the termination of this Agreement and (ii) the Effective Time, except as may be required to effect the disposition of bConnected or the disposition of the Productbuzz Shares, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on the business of the Company in the Ordinary Course of Business, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the Ordinary Course of Business, and any material event involving the Company or its business, except as may be required to effect the disposition of bConnected or the disposition of the Productbuzz Shares. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, the Company shall not (except as may be required to effect the disposition of bConnected or the disposition of the Productbuzz Shares), without the prior written consent of
Parent:

          (a) Enter into any commitment or transaction not in the Ordinary Course of Business;

          (b) Transfer to any Person any rights to Intellectual Property Assets (other than pursuant to end-user licenses in the Company's standard form entered into in the Ordinary Course of Business consistent with past practice);

          (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company, except in the Ordinary Course of Business;

          (d) Amend or otherwise modify (or agree to do so), except in the Ordinary Course of Business, or violate the terms of, any of the agreements set forth or described in the Disclosure Schedules;

          (e) Commence or settle any litigation;

          (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or Company Rights), other than (i) issuances of Company Common Stock upon the exercise of options granted under the Company's 1999 Equity Incentive Plan,
(ii) issuances of securities issuable upon conversion or exercise of outstanding convertible or exercisable securities, (iii) the repurchase of shares of its capital stock from employees at cost, (iv) as contemplated by Section 2.28, or
(v) the distribution of the net proceeds, after all expenses and taxes (estimated or otherwise), from the sale of the bConnected business;

          (g) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or Company Rights, except (i) Company Stock issued upon the exercise of stock options or the Company Warrants and (ii) the Warrant Issuance;

          (h) Cause or permit any amendments to its Charter, except as may be required to effect the Note Conversion;

          (i) Merge or consolidate with any corporation, partnership, association or other business organization or entity or division thereof, or acquire or agree to acquire by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the Ordinary Course of Business and consistent with past practice except as contemplated by Section 2.28;

          (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

          (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof and set forth in the Disclosure Schedules;

          (m) Except as contemplated by Section 1.8(b), (i) adopt or amend any employee benefit plan, (ii) enter into any employee benefit, stock option or other compensation agreement, extend employment offers, (iii) pay or agree to pay any special bonus or special remuneration to any director or employee, or
(iv) increase the salaries or wage rates of its employees;

          (n) Revalue any of its book assets, including writing down the value of accounts receivable other than in the Ordinary Course of Business;

          (o) Except as may be required as a result of the current audit with respect to use Taxes, pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Financial Statements or expenses consistent with the provisions of this Agreement or incurred in connection with the Transactions and (ii) as contemplated by Section 2.28;

          (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) Enter into any strategic alliance, development or joint marketing agreement or any other material agreement;

          (r) Change any method of accounting or accounting practice, except for any such change required by GAAP;

          (s) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (r), or any other action (or omit to take an action) that would prevent the Company from performing or cause the Company not to perform its covenants hereunder or that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

     4.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives (collectively, the "Representatives"), reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as Parent may reasonably request, including access upon reasonable request to employees, customers and vendors of the Company for due diligence inquiry. The Company shall provide to Parent and its Representatives copies of internal financial statements and other documents promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.2 shall affect or be deemed to modify any representation or warranty contained herein, or the conditions of the parties to consummate the Merger.

     4.3 Confidentiality. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no Party or such Party's respective affiliates, employees, agents and representatives shall disclose to any third party any information obtained in any investigation pursuant to Section 4.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions without the prior consent of the other Parties; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party's duties, shall not be deemed confidential information.

     4.4 Exclusivity. Except as contemplated by Section 2.27, the Company will not and will use its best efforts to cause its officers, directors, stockholders and advisors to not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any equity interests or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, (c) enter into an agreement with any Person, other than Parent, providing for any of the foregoing, or (d) make or authorize any statement, recommendation or solicitation in support of any of the foregoing. The Company will notify Parent immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact, including the identity of the offeror or the party making any such offer or proposal.

     4.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a Party or any Person with an interest in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the respective party incurring such fees and expenses.

     4.6 Public Disclosure. Unless otherwise required by law (including federal and state securities laws) or, as to Parent, by the rules and regulations of The Nasdaq Stock Market, Inc. prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any Party unless approved by Parent prior to release, provided that such approval shall not be unreasonably withheld.

     4.7 Consents. The Company shall use its best efforts to obtain the consents listed on Schedule 4.7 (the "Required Consents").

     4.8 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     4.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each Party shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Transactions under this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     4.10 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect any remedies available to the Party receiving such notice.

     4.11 Company's Accountants. The Company will use its reasonable best efforts to cause the Company's management and its independent accountants to facilitate on a timely basis the preparation of unaudited financial statements as required by Parent to comply with applicable SEC regulations and filings.

     4.12 Tax Treatment; Accounting Treatment. Each Party shall use its reasonable best efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary, director or officer of such Party from taking, any actions which could prevent the merger from qualifying, as (i) a reorganization under the provisions of Section 368(a) of the Code and (ii) a purchase transaction for financial accounting purposes.

     4.13 Employee Benefits Matters. To the extent that service is relevant for eligibility, vesting and (except as would result in a duplication of benefits) benefit accruals under any Employee Plan, Program or Arrangement which is sponsored, maintained or contributed to by Parent, such Employee Plan, Program or Arrangement shall credit each employee of the Company after the Effective Time (a "Company Employee") who participates therein for service on or prior to the Effective Time with the Company. Parent shall offer to Company Employees benefits commensurate with those benefits conferred under any Employee Plan, Program or Arrangement to Parent employees similarly situated. In addition, Parent shall (i) waive limitations on benefits relating to any pre-existing conditions under any Parent welfare benefit plan (as defined in Section 3(1) of ERISA) in which Company Employees participate and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under any medical and dental plan sponsored, maintained or contributed to by Parent, deductible and out-of-pocket expenses paid by Company Employees and their respective dependents under Company's medical, dental and other healthcare plans in the calendar year in which the Effective Time occurs.

     4.14 Bridge Notes. The Company shall have effected the Note Conversion.

     4.15 Tax Reporting. The Company shall report the disposition of bConnected and the disposition of the Productbuzz Shares at the fair market value of the respective assets and shares for all tax purposes at values as contemplated by
Section 5.3(k).

     4.16 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

     4.17 Assumptions of Options and Warrants. Promptly after the Effective Time, Parent will notify in writing each holder of an outstanding Company Option and Company Warrant of: (i) the assumption of such Company Option and Company Warrant by Parent, (ii) the number of shares of Parent Common Stock that are then subject to such Company Options and Company Warrants and (iii) the exercise price of such Company Options and Company Warrants, all as determined pursuant to Section 1.6 hereof.

     4.18 Preferred Stock Conversion. Prior to Closing, the Company shall effect the conversion of all Company Preferred Stock into Company Common Stock.

                                   ARTICLE V

                            CONDITIONS TO THE MERGER

     5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Government Approvals. All approvals of Governmental Entities necessary to consummate the Transactions, except such as may be validly obtained following the Closing.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

     5.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects (except for those representations and warranties (including those with respect to the Parent Financial Statements) which are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as if made on and as of (it being understood that representations and warranties that refer specifically to the date of this Agreement, "the date hereof", or any other date other than the Closing Date, shall be accurate in all material respects as of such date) the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) any inaccuracy that results from or relates to general business, economic or industry conditions, and (ii) any inaccuracy that directly results from or directly relates to the taking of any action contemplated or permitted by this Agreement shall be disregarded), and the Company shall have received certificates to such effect signed on behalf of Parent and Merger Sub by duly authorized officers of Parent and Merger Sub.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

          (c) Registration Rights Agreement. Parent shall have executed and delivered to each Holder a Registration Rights Agreement in the form of Exhibit 5.2(c).

          (d) Legal Opinion. The Company shall have received from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Parent, an opinion dated the Closing Date in a form to be agreed upon by the Parties.

          (e) Stockholder Consent. The Company shall have received or shall receive no later than 11:59 p.m. Santa Barbara, California time on the date hereof, a written consent of the sole stockholder of Merger Sub approving and adopting this Agreement.

     5.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived exclusively by
Parent:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects (except for those representations and warranties (including those with respect to the Financial Statements) which are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as if made on and as of (it being understood that representations and warranties that refer specifically to the date of this Agreement, "the date hereof", or any other date other than the Closing Date, shall be accurate in all material respects as of such date) the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) any inaccuracy that results from or relates to general business, economic or industry conditions, and (ii) any inaccuracy that directly results from or directly relates to the taking of any action contemplated or permitted by this Agreement shall be disregarded), and Parent and Merger Sub shall have received certificates to such effect signed on behalf of the Company by a duly authorized officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

          (c) Third Party Consents. The Required Consents listed on Schedule 4.7 shall have been obtained.

          (d) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by parties thereto and shall be in full force and effect.

          (e) Employment Agreement. No Company employee as of the Closing, who has executed an employment agreement with Parent or a subsidiary thereof (an "Employment Agreement"), shall have provided Parent with reason to believe that such employee will not be willing to perform under his Employment Agreement.

          (f) Legal Opinions. Parent shall have received from Cooley Godward LLP, counsel to the Company, an opinion dated the Closing Date, in a form to be agreed upon by the parties.

          (g) Options. The Company shall have issued options to purchase 400,000 shares of Company Common Stock to Mr. Rob Fleischman. These options shall have a four year vesting schedule with 25% vesting on the first anniversary of the date of grant and the remainder vesting ratably over the following 36 months. In addition, the Company shall have rescheduled the vesting of Mr. Fleischman's options to purchase 242,985 shares of the Company Common Stock. These options shall have a two year vesting schedule with the options vesting ratably each month for two years from the Closing Date. Immediately prior to the Closing, Company Options held by Company employees that have not vested in 25% of the Company Options as of the Closing shall be accelerated such that the first 25% of such Company Options shall become vested and exercisable immediately prior to Closing.

          (h) Waiver and Release. Each of the Company's employees that will not be an employee of the Company after the Closing shall have executed a Waiver and Release in favor of the Company substantially in the form of Exhibit 5.3(h), and all applicable waiting periods required under federal law shall have been exhausted prior to the Closing.

          (i) Conversion of Company Preferred Stock. All Company Preferred Stock shall have been converted into Company Common Stock.

          (j) Stockholder Consent. Parent shall have received or shall receive no later than 11:59 p.m. Santa Barbara, California time on the date hereof, a written consent of the stockholders of the Company sufficient to approve and adopt this Agreement.

          (k) Notification of bConnected Sale and Disposition of Productbuzz Shares. Prior to Closing, the Company shall have delivered a certificate to Parent notifying it of (i) the completion of the sale of the bConnected business and the disposition of the Productbuzz Shares, (ii) the fair market value of the bConnected business and the Productbuzz Shares, and (iii) the total expenses the Company incurs or will incur in connection with the disposition of the Productbuzz Shares and the bConnected business.

          (l) Approval by Parent of Completion of bConnected Sale. The sale of the bConnected business and the related transfer of the assets and liabilities related thereto as contemplated by Section 2.28 shall have occurred on terms and conditions reasonably satisfactory to Parent.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 Indemnification of Indemnified Parties. By virtue of the approval of this Agreement and the Merger by the Company's Board of Directors and approval of this Agreement by the Company's stockholders pursuant to the Company's Charter and the applicable provisions of the Delaware Law, each of the Company's stockholders shall be deemed to have agreed that, from and after the Effective Time and subject to the provisions of this Article, each of the Company's stockholders shall, subject to the provisions of this Article VI, jointly and severally, indemnify and hold harmless the Parent, each of Parent's affiliates, and each officer, director and employee of Parent and its affiliates (the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, assessments, judgments, taxes, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' and experts' fees and expenses incurred in investigating, preparing for and participating in any litigation, action or proceeding, including any litigation, action or proceeding brought to enforce the terms and provisions of this Article) that arise out of (a) any failure of any of the representations or warranties made by the Company under this Agreement to be accurate at the time as of which they are made; or (b) any breach or default by the Company of any covenant or agreement made by the Company under this Agreement and which is required to be performed by the Company at or prior to the Effective Time ("Indemnified Costs").

     6.2 Defense of Third Party Claims.

          (a) An Indemnified Party shall give prompt written notice to any Person who is obligated to provide indemnification under Section 6.1 (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a "Third Party Action") in respect of which such Indemnified Party shall seek indemnification hereunder; provided, however, that an Indemnified Party shall be deemed to have given such notice to each of the Company's stockholders if such Indemnified Party gives such notice to the Seller Representative. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he or she may have to such Indemnified Party under this Article unless, and only to the extent that, the failure to give such notice materially and adversely prejudices such Indemnifying Party.

          (b) The Indemnifying Party shall be entitled, at its own expense, to participate in the defense of such Third Party Action.

          (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third Party Action or any liability in respect thereof if such settlement, compromise, admission, or acknowledgment (i) would impose injunctive or other equitable relief against the Indemnified Party, or (ii) could, in the reasonable opinion of the Indemnified Party, have a Material Adverse Effect on such Indemnified Party.

          (d) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Action.

     6.3 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder that is not subject to Section 6.2 because no Third Party Claim is involved (a "direct action"), the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to Sections 6.4(b) and 6.4(d), failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim.

     6.4 Limitations. The following provisions shall limit the indemnification obligations hereunder:

          (a) Minimum Loss. No Indemnifying Party shall be required to indemnify an Indemnified Party for Indemnified Costs unless and until the aggregate amount of all Indemnified Costs for which all Indemnified Parties (taken together), are otherwise entitled to indemnification pursuant to this Article exceeds $1,400,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, such Indemnified Parties shall be entitled to be paid the entire amount of any Indemnified Costs from the first dollar of Indemnified Costs, subject to the limitations on recovery and recourse set forth in this Section 6.4.

          (b) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Costs pursuant to this Article unless a written claim for indemnification in accordance with Section 6.2 or 6.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Santa Barbara, California time on the first anniversary of the Closing Date (the "Expiration Date"), except that this time limitation shall extend (i) until March 31, 2002 for claims based upon a breach of the representations and warranties made in Sections 2.27 and 2.28, and (ii) until the earlier of (x) the third anniversary of the filing of the Company's tax return for the year ended December 31, 2000 and (y) October 31, 2004 for claims based upon a breach of the representations and warranties made in Section 2.10(b)(xiv) and in clause (ii) of the certificate contemplated by Section 5.3(k).

          (c) Liability Cap. Without limiting any of the foregoing provisions of this Section 6.4, the Parties hereby agree that the maximum liability of a particular stockholder of the Company under this Article for Indemnified Costs shall in no event exceed the value of the Parent Common Stock held in escrow for such Holder pursuant to the Escrow Agreement valued as of the Effective Time, except that the limitation set forth in this Section 6.4(c) shall not (A) apply to claims based upon a breach of the representations and warranties made in
Section 2.2 or (B) limit the liability of any officer, director or stockholder of the Company for such Person's fraud or intentional misrepresentation as set forth in Section 6.7 (which liability, however, shall be subject to the limitations set forth in Section 6.7). Except as contemplated above, resort to the Escrow Fund shall be the exclusive contractual remedy of Parent for any Damages if the Merger closes.

          (d) Materiality. For purposes of determining (i) whether an indemnifying Party shall be required to indemnify an Indemnified Party under this Article, (ii) the aggregate amount of Minimum Loss suffered by an Indemnified Party, or (iii) the aggregate amount of Indemnified Costs suffered by an Indemnified Party, each representation and warranty (whether made as of the date of this Agreement or made on and as of the Closing Date) contained in this Agreement for which indemnification is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to, and as if such representation or warranty did not contain, materiality qualifications that may be contained therein.

          (e) Sole and Exclusive Remedy. Each Party acknowledges and agrees that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, such Party's sole and exclusive remedy with respect to Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article.

          (f) Limitation as to Recovery. No Indemnified Party will be entitled to be indemnified pursuant to this Article VI with respect to any specific obligation, liability or matter to the extent reserves or accruals for such matter are specifically reflected in the Company Financial Statements.

     6.5 Matters Not Subject to Minimum Loss. Notwithstanding any of the provisions set forth in Section 6.4, the parties hereby agree that Section 6.4(a) shall not limit in any way the obligations of the Company's stockholders to indemnify the Indemnified Parties for Indemnified Costs arising out of claims based upon a breach of representations and warranties made in Sections 2.9(f), 2.9(g), 2.10(b)(xiv), 4.1(f), 4.1(g), 4.1(l) and the certificate delivered pursuant to Section 5.3(k); provided, however, that in no event shall any Company stockholder be liable (pursuant to this Section 6.5 or otherwise) to the Indemnified Parties in excess (in the aggregate) of (i) such stockholder's pro rata share of the Escrow Amount delivered to Parent pursuant to the Escrow Agreement, plus (ii) the actual net proceeds received by such stockholder pursuant to this Agreement. Such proceeds shall be valued by dividing the number of shares actually issued to such stockholder by the average of the closing prices of Parent Common Stock for the ten trading days immediately preceding the Closing.

     6.6 Escrow Arrangements. At the Effective Time, the Escrow Amount shall be placed in an escrow fund (the "Escrow Fund"), to be governed by the terms of the Escrow Agreement. The Escrow Fund shall be available to compensate Indemnified Parties for Indemnified Costs. An Indemnified Party may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in Section 5 of the Escrow Agreement) identifying Indemnified Costs, have been delivered to the Escrow Agent as provided in Section 5 of the Escrow Agreement. The terms and conditions of the Escrow Fund shall be set forth more fully in an Escrow Agreement in the form attached hereto as Exhibit 6.6 (the "Escrow Agreement").

     6.7 No Waiver Relating to Claims for Fraud. The liability of any Party under Article VI shall be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on such Party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including the provisions set forth in Section 6.4(a) (relating to Minimum Loss), Section 6.4(b) (relating to limitations on the time during which a claim for indemnification may be brought), or Section 6.4(c) (relating to a cap on liability), shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or equity based on any other Party's fraudulent acts or omissions with respect to any covenant set forth in this Agreement or any Party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recoveries sought or awarded in any claim based on any other Party's fraudulent acts or omissions with respect to any covenant set forth in this Agreement or any Party's fraudulent acts or omissions, (b) the time period during which a claim based on any other Party's fraudulent acts or omissions with respect to any covenant set forth in this Agreement or any Party's fraudulent acts or omissions may be brought, or (c) the recourse which any party may seek against another party with respect to a claim based on any other Party's fraudulent acts or omissions with respect to any covenant set forth in this Agreement or any Party's fraudulent acts or omissions; provided, that with respect to such rights and remedies at law or equity, the Parties further acknowledge and agree that none of the provisions of this Section 6.7 nor any reference to this Section 6.7 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect to actions or claims based on any other Party's fraudulent acts or omissions with respect to any covenant set forth in this Agreement or any Party's fraudulent acts or omissions, including defenses of statutes of limitations or limitations of damages. The foregoing notwithstanding, in no event shall any Company stockholder be liable (pursuant to this Section 6.7 or otherwise) to the Indemnified Parties in excess (in the aggregate) of (i) such stockholder's pro rata share of the Escrow Amount delivered to Parent pursuant to the Escrow Agreement, plus (ii) the actual net proceeds received by such stockholder pursuant to this Agreement. Such proceeds shall be valued by dividing the number of shares actually issued to such stockholder by the average of the closing prices of Parent Common Stock for the ten trading days immediately preceding the Closing.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. Except as provided in Section 7.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred by July 31, 2000 (provided that the right to terminate this Agreement under this Section 7.1(b) (i) shall not be available to any Party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 5.3(a) or 5.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within 30 days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this
Section 7.1(d) unless such breach is not cured within 30 days (but no cure period shall be required for a breach which by its nature cannot be cured);

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in
Section 5.2(a) or 5.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within 30 days through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 7.1(e) unless such breach is not cured within 30 days (but no cure period shall be required for a breach which by its nature cannot be cured); or

          (f) by Parent if it has provided written notice to the Company by May 8, 2000 that it is not satisfied in its sole discretion with the results of, and its due diligence investigations with respect to, financial and legal matters of the Company.

      Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

     7.2 Effect of Termination. If this Agreement terminates as provided in
Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders; provided, that each Party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that Sections 4.3, 4.5 and 4.6 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

     7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the respective Boards of Directors of Parent and the Company at any time prior to the Effective Time; provided, however, that, after the approval of and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the Merger Consideration. This Agreement may not be amended except in a writing signed by the Company, Parent and Merger Sub.

     7.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                  ARTICLE VIII

                            THE SELLER REPRESENTATIVE

      By virtue of the approval of this Agreement and the Merger by the Company's Board of Directors and approval of this Agreement by the Holders pursuant to the Company's Certificate of Incorporation and Bylaws and the applicable provisions of the Delaware Law, each of the Holders shall be deemed to have agreed that:

     8.1 Authorization of the Seller Representative. David Bristol (the "Seller Representative") (and each successor appointed in accordance with Section 8.3) hereby is appointed, authorized and empowered to act, on behalf of the Holders, in connection with, and to facilitate the consummation of the Transactions, and in connection with the activities to be performed on behalf of the Holders under this Agreement and the Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article VIII and in the Escrow Agreement, which shall include the power and authority:

          (a) To execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Seller Representative, in his reasonable discretion, shall have consented to) and to agree to such amendments or modifications thereto as the Seller Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in this Article VIII;

          (b) To execute and deliver such waivers and consents in connection with this Agreement and the consummation of the Transactions as the Seller Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement;

          (c) As the Seller Representative of the Holders, to enforce and protect the rights and interests of the Holders and to enforce and protect the rights and interests of the Holders arising out of or under or in any manner relating to this Agreement and the Escrow Agreement (including in connection with any and all claims for indemnification brought by an Indemnified Party under Article VI) and, in connection therewith, to (i) assert any claim or institute any action, proceeding or investigation; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by any Indemnified Party, or any other Person, against the Holders and/or the Escrow Amount, and receive process on behalf of any or all of the Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Seller Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Holders with respect to any such claim, action, proceeding or investigation; (iii) file any proofs, debts, claims and petitions as the Seller Representative may deem advisable or necessary; (iv) settle or compromise any claims asserted under Article VI; (v) assume, on behalf of all of the Holders, the defense of any claim that is the basis of any claim asserted under Article VI; and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions, proceedings or investigations, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take any such action;

          (d) To enforce payment from the Escrow Account on behalf of the Company's stockholders, in the name of the Seller Representative or, if the Seller Representative so elects, upon at least 15 days' prior written notice to the Holders and in the absence of written instructions to the contrary, in the names of one or more of the Holders;

          (e) To cause to be paid out of the Escrow Account the full amount of any judgment or judgments and legal interest and costs awarded in favor of any Indemnified Party arising out of the indemnification provisions set forth in
Article VI;

          (f) To refrain from enforcing any right of the Holders or any of them and/or of the Seller Representative arising out of or under or in any manner relating to this Agreement or the Escrow Agreement;

          (g) To make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (f) above and the Transactions.

      The grant of authority provided for in this Section 8.1: (i) is coupled with an interest and is being granted, in part, as an inducement to the Company, Parent and Merger Sub to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto; (ii) subject to the provisions of
Section 8.3 below, may be exercised by the Seller Representative acting by signing as Seller Representative of each of the Company's stockholders; and
(iii) shall survive any distribution from the Escrow Agent.

     8.2 Compensation; Exculpation; Indemnity.

          (a) The Seller Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but shall be entitled to the payment of all of its out-of-pocket expenses incurred as Seller Representative, and in furtherance of the foregoing, may pay or cause to be paid or reimburse itself for the payment of any and all such expenses out of any amounts to be released from the Escrow Account for the benefit of the Holders.

          (b) In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Seller Representative hereunder or thereunder, (i) the Seller Representative shall not assume any, and shall incur no, responsibility whatsoever to any Holder because of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Agreement or Escrow Agreement; and (ii) the Seller Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Seller Representative pursuant to such advice shall in no event subject the Seller Representative to liability to the Company, any of the Holders, Parent, Merger Sub, the Surviving Corporation or any other Person.

          (c) The stockholders of the Company on whose behalf shares of Parent Common Stock will be contributed to the Escrow Fund shall jointly and severally indemnify the Seller Representative and hold the Seller Representative harmless against any loss, liability or expense incurred on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative's duties hereunder and under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative.

     8.3 Removal and Replacement of Seller Representative; Successor Seller Representative; Action by Seller Representative.

          (a) If the Seller Representative is unable or unavailable to perform their duties hereunder, a Seller Representative, who shall be a Holder or a representative of a non-individual Holder, or, if after the Effective Time, shall have been a Holder or a representative of a non-individual Holder immediately prior to the Effective Time, shall be appointed by the Holders who, immediately prior to the Effective Time, hold a majority of the Company Common Stock and Company Preferred Stock (calculated on an as converted basis), unless such Person is unable or unwilling to accept such appointment.

          (b) Any Seller Representative, or all of them, may be removed at any time by a written notice delivered by the Holders who, immediately prior to the Effective Time, hold a majority of the Company Common Stock and Company Preferred Stock (calculated on an as converted basis) to the Seller Representative, the other Holders, Parent and the Surviving Corporation. A Seller Representative so removed shall be replaced promptly by Holders who, immediately prior to the Effective Time, hold a majority of the Company Common Stock and Company Preferred Stock (calculated on an as converted basis) by written notice delivered to all of the Holders and Parent.

          (c) If any successor Seller Representative is appointed as contemplated in Sections 8.3(a) or 8.3(b), written notice of such appointment executed by the Holders who, immediately prior to the Effective Time, hold a majority of the Company Common Stock and Company Preferred Stock (calculated on an as converted basis) shall be delivered to the Seller Representative, the Company's other Holders and Parent. Any successor Seller Representative shall have all of the authority and responsibilities conferred upon or delegated to a Seller Representative pursuant to this Article VIII.

     8.4 Reliance; Limitation as to Parent, Merger Sub and the Company.

          (a) Parent, Merger Sub, the Company and Surviving Corporation may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Seller Representative under Section 8.3 may continue to rely, without inquiry, upon the action of the Seller Representative as the action of each Holder in all matters referred to in this Article VIII.

          (b) Each Party acknowledges and agrees that, except as set forth in this Section 8.4, the provisions of this Article VIII create no binding obligations between Parent, Merger Sub and the Surviving Corporation, on the one hand, and the Holders, on the other hand; provided, however, that if Parent is given written notice of the appointment of a successor Seller Representative as contemplated in Section 8.3, Parent, Merger Sub and the Surviving Corporation shall be obligated to recognize, and shall only be able to so rely upon the action of, such successor Seller Representative as the Seller Representative for all purposes under this Agreement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be mailed by certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Merger Sub, to:

                  Software.com, Inc.
                  525 Anacapa Street
                  Santa Barbara, California  93101
                  Attention: General Counsel
                  Telephone No.: (805) 882-2470
                  Facsimile No.: (805) 882-2473

                  with a copy (which shall not constitute notice) to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  1900 Pennzoil Place, South Tower
                  711 Louisiana Street
                  Houston, Texas 77002
                  Attention:  Julien R. Smythe
                  Telephone No.:  (713) 220-5800
                  Facsimile No.:  (713) 236-0822

          (b) if to the Company, to:

                  bCandid Corporation
                  2465 Central Avenue, Suite 210
                  Boulder, CO 80301-5731
                  Attention:  Frank Bergen
                  Telephone No.:  (303) 209-6300
                  Facsimile No.:  (303) 209-6301

                  with a copy (which shall not constitute notice) to:

                  Cooley Godward LLP
                  2595 Canyon Blvd., Suite 250
                  Boulder, CO 80302-6737
                  Attention:  Jim Carroll
                  Telephone No.:  (303) 546-4000
                  Facsimile No.:  (303) 546-4099

                  with a copy to:

                  Sentinel Trust Company
                  2001 Kirby Drive
                  Suite 1210
                  Houston, Texas  77019
                  Attention: David Bristol as Seller Representative Telephone No.: (713) 529-3729
                  Facsimile No.:  (713) 529-8166

     9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. As used in this Agreement, the phrases "to a Party's knowledge," "a Party is not aware," and similar phrases shall mean the actual knowledge of the Company's executive officers (Frank Bergen, Mark Vellequette and Rob Fleischman) and their direct reports, after careful consideration of the matters set forth in the representation that is so qualified and a reasonably diligent review of all files, documents, agreements and other materials in such Person's possession or subject to his or her control.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, the Related Agreements and the documents and instruments and other agreements among the Parties referenced herein and therein (including the Nondisclosure Agreement): (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.5 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies. Following the Effective Time, the provisions of Article VI of this Agreement shall be the exclusive remedy of Parent, Merger Sub and the Surviving Corporation against the Company and its stockholders with respect to the subject matter of this Agreement. Except as otherwise contemplated by
Article VI, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.8 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     9.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Time is of the essence in the performance of a Party's obligations hereunder.

     9.10 Survival of Representations, Warranties and Agreement. Regardless of any investigation at any time made by or on behalf of any Party or of any information any Party may have in respect thereof, each of the representations and warranties made by Parent or Merger Sub hereunder or pursuant hereto or in connection with the Transactions shall survive the Closing, but shall terminate at 5:00 p.m., Santa Barbara, California time on the Expiration Date. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are performable after the Closing, each covenant and agreement contained in this Agreement shall survive the Closing for the period stated or, if no such period is stated, such covenant or agreement shall survive indefinitely.

     9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement

     9.12 Waiver of Jury Trial. Each of Parent, Merger Sub and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof.

                   [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

bCANDID CORPORATION                      SOFTWARE.COM, INC.



By: /S/ FRANCIS X. BERGEN                By: /S/ JOHN MACFARLANE
      ------------------------                --------------------------
      Francis X. Bergen,                      John MacFarlane,
      President and Chief                     Chief Executive Officer
      Executive Officer

                                         SOFTWARE.COM STORAGE, INC.



                                         By:  /S/ JOHN MACFARLANE
                                             ----------------------------
                                              John MacFarlane, President and
                                              Chief Executive Officer

                                INDEX OF EXHIBITS

Exhibit                       Description
-------                       -----------

Exhibit 2.26                  Form of Consent

Exhibit 5.2(c)                Form of Registration Rights Agreement

Exhibit 5.3(h)                Form of Waiver and Release

Exhibit 6.6                   Form of Escrow Agreement

                                   SCHEDULE 1

                               INDEX OF SCHEDULES

Schedule                             Description
--------                             -----------

1.6(e)                  Company Warrants
2.2                     Holders
2.6                     Governmental Consents
2.7(a)                  Company's Financial Statements
2.8                     Liabilities
2.9                     No Changes
2.10                    Tax Returns and Audits
2.12(a)                 Real Property
2.12(b)                 Leases
2.12(c)                 Leases Subject to Invalidation, Default or Termination
2.13(b)                 Intellectual Property Agreements
2.13(c)                 Software
2.13(e)                 Third Party Developers
2.13(f)                 Toolkits, Reused Code and Third-Party Software
2.13(g)                 Agreements Regarding Assignment of Inventions,
                        Improvements, Discoveries or Information Relating
                        to the Business of the Company
2.13(h)                 Patents
2.13(i)                 Marks

2.14(a)                 Agreements, Contracts and Commitments of the Company
2.14(b)                 Agreements, Contracts and Commitments of the Company
                        Subject to Default

2.15                    Interested Party Transactions
2.16                    Governmental Authorization
2.18(a)                 Accounts Receivable
2.20                    Brokers' and Finders' Fees
2.21                    Employees; Employee Benefit Plans and Compensation
2.22                    Insurance
3.6                     Consents
4.7                     Required Consents
5.2(g)                  Options